Filed pursuant to 424(b)(3)

Registration No. 333-184126

INDUSTRIAL PROPERTY TRUST INC.

SUPPLEMENT NO. 14 DATED APRIL 6, 2017

TO THE PROSPECTUS DATED APRIL 21, 2016

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Industrial Property Trust Inc., dated April 21, 2016 (the “Prospectus”), as supplemented by Supplement No. 2, dated July 22, 2016, Supplement No. 4, dated August 16, 2016, Supplement No. 5, dated August 31, 2016, Supplement No. 6, dated September 20, 2016, Supplement No. 8, dated November 3, 2016, Supplement No. 10, dated December 13, 2016, Supplement No. 11, dated December 19, 2016, Supplement No. 12, dated December 23, 2016, and Supplement No. 13, dated March 16, 2017. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

Status of Our Public Offering

On December 13, 2016, we disclosed that we will cease new sales of primary offering shares at the earlier to occur of either (i) June 30, 2017 or (ii) the date on which we sell all of the shares that remain available for sale pursuant to our primary offering.

As of April 4, 2017, we had raised gross proceeds of approximately $1.645 billion from the sale of shares of common stock in our offering. As of that date, approximately $232.7 million in shares of our common stock remained available for sale pursuant to our primary offering and approximately $122.0 million of shares may be issued pursuant to our distribution reinvestment plan, in each case in any combination of Class A shares or Class T shares.

Our board of directors retains the right, in its sole discretion, to terminate the sale of primary offering shares earlier or later than the dates set forth above, and if our board of directors exercises that right, then we will notify stockholders by filing a supplement to this Prospectus with the SEC. We plan to continue to offer shares pursuant to our distribution reinvestment plan following the cessation of the sale of primary shares in this offering.

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